Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL AND OPERATING RESULTS

MIDLAND, Texas, February 21, 2023 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) (“Viper” or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”), today announced financial and operating results for the fourth quarter and full year ended December 31, 2022.

FOURTH QUARTER HIGHLIGHTS
•Q4 2022 average production of 19,978 bo/d (34,935 boe/d), an increase of 1% from Q3 2022 and 9% year over year; highest in Company history
•Received $17.3 million in lease bonus income
•Q4 2022 consolidated net income (including non-controlling interest) of $145.2 million; net income attributable to Viper Energy Partners LP of $21.7 million, or $0.29 per common unit
•Q4 2022 cash available for distribution to Viper’s common units (as defined and reconciled below) of $66.4 million, or $0.91 per common unit
•Q4 2022 base cash distribution of $0.25 per common unit; implies a 3.3% annualized yield based on the February 17, 2023 unit closing price of $30.03
•Q4 2022 variable cash distribution of $0.24 per common unit; total base-plus-variable distribution of $0.49 per common unit implies a 6.5% annualized yield based on the February 17, 2023 unit closing price of $30.03
•Repurchased 1.0 million common units in Q4 2022 for $31.7 million (average price of $32.40 per unit)
•Total Q4 2022 return of capital to LP unitholders of $49.8 million, or $0.68 per common unit, represents 75% of cash available for distribution from unit repurchases and the declared base-plus-variable distribution
•272 total gross (4.6 net 100% royalty interest) horizontal wells turned to production on Viper’s acreage during Q4 2022 with an average lateral length of 10,630 feet
•Divested entire acreage position in the Eagle Ford Shale consisting of 681 net royalty acres of third party operated acreage for net proceeds of $53.8 million; estimated 2023 production of approximately 250 bo/d (500 boe/d)

FULL YEAR 2022 HIGHLIGHTS
•Full year 2022 average production of 19,444 bo/d (33,649 boe/d)
•Received $27.8 million in lease bonus income
•Full year 2022 consolidated net income (including non-controlling interest) of $655.0 million; net income attributable to Viper Energy Partners LP of $151.7 million, or $2.00 per common unit
•Declared distributions of $2.46 per common unit during the full year 2022
•Repurchased 5.4 million common units during the full year 2022 for $150.6 million (average price of $27.91 per unit)

•Generated full year 2022 consolidated adjusted EBITDA (as defined and reconciled below) of $772.0 million
•Proved reserves as of December 31, 2022 of 148,900 Mboe (72% PDP, 79,004 Mbo), up 16% year over year with oil up 14% from year end 2021
•1,000 total gross (18.8 net 100% royalty interest) horizontal wells turned to production on Viper’s acreage during 2022 with an average lateral length of 10,516 feet
•Acquired 375 net royalty acres, 254 of which are operated by Diamondback, for an aggregate net purchase price of $65.9 million
•Generated $113.0 million in net proceeds from non-core asset sales

2023 OUTLOOK
•Initiating average daily production guidance for the first half of 2023 of 19,750 to 20,750 bo/d (34,000 to 35,750 boe/d)
•Initiating full year 2023 average daily production guidance of 20,000 to 22,000 bo/d (34,500 to 38,000 boe/d), the midpoint of which implies 8% year over year growth
•As of January 18, 2023, there were approximately 477 gross horizontal wells in the process of active development on Viper’s acreage in which Viper expects to own an average 2.2% net royalty interest (10.3 net 100% royalty interest wells)
•Approximately 501 gross (13.7 net 100% royalty interest) line-of-sight wells on Viper’s acreage that are not currently in the process of active development, but for which Viper has visibility to the potential of future development in coming quarters, based on Diamondback’s current completion schedule and third party operators’ permits

“The fourth quarter topped off a record year for Viper with quarterly oil production setting a Company record on both an absolute and per unit basis for the third consecutive quarter. Additionally, as a result of our strong production and continued best-in-class margins, further supported by our disciplined capital allocation approach, we were able to deliver on multiple return of capital and financial initiatives during the quarter. During the fourth quarter, we reduced net debt by $100 million quarter over quarter, repurchased roughly 1 million units, and are scheduled to pay a distribution that provides a greater than 6% annualized yield,” stated Travis Stice, Chief Executive Officer of Viper’s General Partner.

Mr. Stice continued, “Looking ahead to 2023, Viper is uniquely positioned to continue to return substantial amounts of capital as we can offer organic production growth with almost zero exposure to inflationary cost pressures. We have initiated average production guidance for the full year that implies 8% year over year growth, even as Diamondback and most other Permian operators maintain roughly flat activity levels, as Diamondback continues to focus their development on Viper’s high concentration royalty acreage.”

FINANCIAL UPDATE

Viper’s fourth quarter 2022 average unhedged realized prices were $83.30 per barrel of oil, $3.74 per Mcf of natural gas and $25.65 per barrel of natural gas liquids, resulting in a total equivalent realized price of $57.92/boe.

Viper’s fourth quarter 2022 average hedged realized prices were $82.71 per barrel of oil, $3.03 per Mcf of natural gas and $25.65 per barrel of natural gas liquids, resulting in a total equivalent realized price of $56.66/boe.

During the fourth quarter of 2022, the Company recorded total operating income of $203.6 million and consolidated net income (including non-controlling interest) of $145.2 million. For the full year 2022, Viper generated $866.5 million in operating income and $655.0 million in consolidated net income.

As of December 31, 2022, the Company had a cash balance of $18.2 million and total long-term debt outstanding (excluding debt issuance, discounts and premiums) of $582.4 million, resulting in net debt (as defined and reconciled below) of $564.2 million. Viper’s outstanding long-term debt as of December 31, 2022 consisted of $430.4 million in aggregate principal amount of its 5.375% Senior Notes due 2027 and $152.0 million in borrowings on its revolving credit facility, leaving $348.0 million available for future borrowings and $366.2 million of total liquidity.

FOURTH QUARTER 2022 CASH DISTRIBUTION & CAPITAL RETURN PROGRAM

Viper announced today that the Board of Directors (the “Board”) of Viper Energy Partners General Partner declared a base distribution of $0.25 per common unit for the fourth quarter of 2022 payable on March 10, 2023 to eligible common unitholders of record at the close of business on March 3, 2023.

The Board also declared a variable cash distribution of $0.24 per common unit for the fourth quarter of 2022 payable on March 10, 2023 to eligible common unitholders of record at the close of business on March 3, 2023.

During the fourth quarter of 2022, Viper repurchased 1.0 million common units for an aggregate purchase price of $31.7 million (average price of $32.40 per unit). In total, since the initiation of Viper’s common unit repurchase program through December 31, 2022, the Company repurchased 10.1 million common units for an aggregate of $220.6 million, reflecting an average price of $21.95 per unit.

On November 25, 2022, Viper made a cash distribution to its common unitholders and subsequently has reasonably estimated that a portion of that distribution, as well as a portion of the distribution payable on March 10, 2023, should not constitute dividends for U.S. federal income tax purposes. Rather, approximately 50% of distributions that have been paid, or which are expected to be paid, related to 2022 are estimated to constitute non-taxable reductions to the tax basis of each distribution recipient’s ownership interest in Viper. The Form 8937 containing additional information may be found on www.viperenergy.com under the “Investor Relations” section of the site.

OPERATIONS UPDATE

During the fourth quarter of 2022, Viper estimates that 272 gross (4.6 net 100% royalty interest) horizontal wells with an average royalty interest of 1.7% were turned to production on its acreage position with an average lateral length of 10,630 feet. Of these 272 gross wells, Diamondback is the operator of 42 gross wells, with an average royalty interest of 5.4%, and the remaining 230 gross wells, with an average royalty interest of 1.0%, are operated by third parties.

Additionally, during the fourth quarter of 2022, Viper acquired 200 net royalty acres for an aggregate net purchase price of $24.4 million, subject to certain customary post-closing adjustments. Of the acquired properties, approximately 143 net royalty acres are operated by Diamondback.

Also during the fourth quarter of 2022, Viper divested its entire position in the Eagle Ford Shale consisting of 681 net royalty acres of third party operated acreage for net proceeds of $53.8 million, subject to certain customary post-closing adjustments.

For the full year 2022, Viper acquired 375 net royalty acres for an aggregate net purchase price of approximately $65.9 million, subject to certain customary post-closing adjustments. Of the acquired properties, approximately 254 net royalty acres are operated by Diamondback. During the year, Viper also divested 1,099 net royalty acres of non-core assets for an aggregate net sales price of $113.0 million, subject to certain customary post-closing adjustments.

As a result, Viper’s footprint of mineral and royalty interests was 26,315 net royalty acres as of December 31, 2022.

The following table summarizes Viper’s gross well information:

	Diamondback Operated	Third Party Operated	Total
Horizontal wells turned to production (fourth quarter 2022)(1):
Gross wells	42	230	272
Net 100% royalty interest wells	2.3	2.3	4.6
Average percent net royalty interest	5.4%	1.0%	1.7%

Horizontal wells turned to production (year ended December 31, 2022)(2):
Gross wells	193	807	1,000
Net 100% royalty interest wells	11.8	7.0	18.8
Average percent net royalty interest	6.1%	0.9%	1.9%

Horizontal producing well count (as of January 18, 2023):
Gross wells	1,575	3,624	5,199
Net 100% royalty interest wells	114.9	59.5	174.4
Average percent net royalty interest	7.3%	1.6%	3.4%

Horizontal active development well count (as of January 18, 2023):
Gross wells	118	359	477
Net 100% royalty interest wells	6.0	4.3	10.3
Average percent net royalty interest	5.1%	1.2%	2.2%

Line of sight wells (as of January 18, 2023):
Gross wells	190	311	501
Net 100% royalty interest wells	9.9	3.8	13.7
Average percent net royalty interest	5.2%	1.2%	2.7%
(1) Average lateral length of 10,630 feet.
(2) Average lateral length of 10,516 feet.

The 477 gross wells currently in the process of active development are those wells that have been spud and are expected to be turned to production within approximately the next six to eight months. Further in regard to the active development on Viper’s asset base, there are currently 44 gross rigs operating on Viper’s acreage, 13 of which are operated by Diamondback. The 501 line-of-sight wells are those that are not currently in the process of active development, but for which Viper has reason to believe that they will be turned to production within approximately the next 15 to 18 months. The expected timing of these line-of-sight wells is based primarily on permitting by third party operators or Diamondback’s current expected completion schedule. Existing permits or active development of Viper’s royalty acreage does not ensure that those wells will be turned to production.

YEAR END RESERVES UPDATE

Viper’s proved oil and natural gas reserve estimates and their associated future net cash flows were prepared by Viper’s internal reservoir engineers and audited by Ryder Scott Company, L.P., independent petroleum engineers as of December 31, 2022. Reference prices of $93.67 per barrel of oil and natural gas liquids and $6.36 per MMbtu of natural gas were used in accordance with applicable rules of the Securities and Exchange Commission. Realized prices with applicable differentials were $95.04 per barrel of oil, $5.74 per Mcf of natural gas and $38.95 per barrel of natural gas liquids.

Proved reserves at year-end 2022 of 148,900 Mboe (79,004 Mbo) represent a 16% increase over year-end 2021 reserves. The year-end 2022 proved reserves have a PV-10 value (as defined and reconciled below) of approximately $4.1 billion and a standardized measure of discounted future net cash flows of $3.5 billion.

Proved developed reserves increased by 18% year over year to 107,291 Mboe (54,817 Mbo) as of December 31, 2022, reflecting continued horizontal development by the operators of Viper’s acreage.

Net proved reserve additions of 33,294 Mboe resulted in a reserve replacement ratio of 271% (defined as the sum of extensions, discoveries, revisions, purchases and divestitures, divided by annual production). The organic reserve replacement ratio was 280% (defined as the sum of extensions, discoveries and revisions, divided by annual production).

Extensions and discoveries of 25,858 Mboe are primarily attributable to the drilling of 636 new wells and from 199 new proved undeveloped locations added. The Company’s total positive revisions of previous estimated quantities of 8,477 Mboe were due to positive revisions of 15,484 MBOE attributable to price and performance revisions which were largely offset by PUD downgrades of 7,007 MBOE. The purchase of reserves in place of 1,006 Mboe resulted from multiple acquisitions of certain mineral and royalty interests.

	Oil (MBbls)	Gas (MMcf)	Liquids (MBbls)	MBOE
As of December 31, 2021	69,240	183,690	28,033	127,888
Purchase of reserves in place	599	1,186	209	1,006
Extensions and discoveries	15,714	29,177	5,281	25,858
Revisions of previous estimates	1,453	15,248	4,483	8,477
Divestitures	(905)	(3,469)	(564)	(2,047)
Production	(7,097)	(15,868)	(2,540)	(12,282)
As of December 31, 2022	79,004	209,964	34,902	148,900

As the owner of mineral and royalty interests, Viper incurred no exploration and development costs during the year ended December 31, 2022.

	December 31,
	2022	2021	2020
	(in thousands)
Acquisition costs:
Proved properties	$46,307	$138,882	$9,509
Unproved properties	16,624	479,041	56,169
Total	$62,931	$617,923	$65,678

GUIDANCE UPDATE

Below is Viper’s guidance for the full year 2023, as well as average production guidance for the first half of 2023.

Viper Energy Partners

Q1 2023 / Q2 2023 Net Production - MBo/d	19.75 - 20.75
Q1 2023 / Q2 2023 Net Production - MBoe/d	34.00 - 35.75
Full Year 2023 Net Production - MBo/d	20.00 - 22.00
Full Year 2023 Net Production - MBoe/d	34.50 - 38.00

Unit costs ($/boe)
Depletion	$9.75 - $10.75
Cash G&A	$0.60 - $0.80
Non-Cash Unit-Based Compensation	$0.10 - $0.20
Interest Expense(1)	$2.50 - $3.00

Production and Ad Valorem Taxes (% of Revenue) (2)	7% - 8%
Cash Tax Rate (% of Pre-Tax Income Attributable to Viper Energy Partners LP)(3)	20% - 22%
Q1 2023 Cash Taxes ($ - million)(4)	$6.0 - $10.0
(1)Assumes $430.0 million in principal of senior notes and current revolver balance.
(2)Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and natural gas liquids and ad valorem taxes.
(3)Pre-tax income attributable to Viper Energy Partners LP is reconciled below.
(4)Attributable to Viper Energy Partners LP.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss its results for the fourth quarter of 2022 on Wednesday, February 22, 2023 at 10:00 a.m. CT. Access to the live audio-only webcast, and replay which will be available following the call, may be found here. The live webcast of the earnings conference call will also be available via Viper’s website at www.viperenergy.com under the “Investor Relations” section of the site.

About Viper Energy Partners LP
Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on owning and acquiring mineral and royalty interests in oil-weighted basins, primarily the Permian Basin. For more information, please visit www.viperenergy.com.
About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.
Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding Viper’s: future performance; business strategy; future operations; estimates and projections of operating income, losses, costs and expenses, returns, cash flow, and financial position; production levels on properties in which Viper has mineral and royalty interests, developmental activity by other operators; reserve estimates and Viper’s ability to replace or increase reserves; anticipated benefits of strategic transactions (such as acquisitions or divestitures); and plans and objectives of (including Diamondback’s plans for developing Viper’s acreage and Viper’s cash distribution policy and common unit repurchase program) are forward-looking statements. When used in this news release, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to Viper are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although Viper believes that the expectations and assumptions reflected in its forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond its control. Accordingly, forward-looking statements are not guarantees of Viper’s future performance and the actual outcomes could differ materially from what Viper expressed in its forward-looking statements.

Factors that could cause the outcomes to differ materially include (but are not limited to) the following: changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities; the impact of public health crises, including epidemic or pandemic diseases such as the COVID-19 pandemic, and any related company or government policies or actions; actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments, including any impact of the ongoing war in Ukraine on the global energy markets and geopolitical stability; concerns over economic slowdown or potential recession; rising interest rates and their impact on the cost of capital; regional supply and demand factors, including delays, curtailment delays or interruptions of production on Viper’s mineral and royalty acreage, or governmental orders, rules or regulations that impose production limits on such acreage; federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations; physical and transition risks relating to climate change and the risks and other factors disclosed in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission's web site at http://www.sec.gov.

In light of these factors, the events anticipated by Viper’s forward-looking statements may not occur at the time anticipated or at all. Moreover, the new risks emerge from time to time. Viper cannot predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements it may make. Accordingly, you should not place undue reliance on any forward-looking statements made in this news release. All forward-looking statements speak only as of the date of this news release or, if earlier, as of the date they were made. Viper does not intend to, and disclaim any obligation to, update or revise any forward-looking statements unless required by applicable law.

Viper Energy Partners LP
Consolidated Balance Sheets
(unaudited, in thousands, except unit amounts)

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$18,179	$39,448
Royalty income receivable (net of allowance for credit losses)	81,657	68,568
Royalty income receivable—related party	6,260	2,144
Derivative instruments	9,328	—
Other current assets	3,196	989
Total current assets	118,620	111,149
Property:
Oil and natural gas interests, full cost method of accounting ($1,297,221 and $1,640,172 excluded from depletion at December 31, 2022 and December 31, 2021, respectively)	3,464,819	3,513,590
Land	5,688	5,688
Accumulated depletion and impairment	(720,234)	(599,163)
Property, net	2,750,273	2,920,115
Derivative instruments	442	—
Deferred income taxes (net of allowances)	49,656	—
Other assets	1,382	2,757
Total assets	$2,920,373	$3,034,021
Liabilities and Unitholders’ Equity
Current liabilities:
Accounts payable	$1,129	$69
Accounts payable—related party	306	—
Accrued liabilities	19,600	20,509
Derivative instruments	—	3,417
Income taxes payable	911	471
Total current liabilities	21,946	24,466
Long-term debt, net	576,895	776,727
Derivative instruments	7	—
Total liabilities	598,848	801,193
Unitholders’ equity:
General Partner	649	729
Common units (73,229,645 units issued and outstanding as of December 31, 2022 and 78,546,403 units issued and outstanding as of December 31, 2021)	689,178	813,161
Class B units (90,709,946 units issued and outstanding December 31, 2022 and December 31, 2021)	832	931
Total Viper Energy Partners LP unitholders’ equity	690,659	814,821
Non-controlling interest	1,630,866	1,418,007
Total equity	2,321,525	2,232,828
Total liabilities and unitholders’ equity	$2,920,373	$3,034,021

Viper Energy Partners LP
Consolidated Statements of Operations
(unaudited, in thousands, except per unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Operating income:
Royalty income	$186,148	$163,915	$837,976	$501,534
Lease bonus income	17,283	1,731	27,791	2,763
Other operating income	194	141	700	620
Total operating income	203,625	165,787	866,467	504,917
Costs and expenses:
Production and ad valorem taxes	10,825	9,132	56,372	32,558
Depletion	31,238	28,757	121,071	102,987
General and administrative expenses	2,570	1,682	8,542	7,800
Total costs and expenses	44,633	39,571	185,985	143,345
Income (loss) from operations	158,992	126,216	680,482	361,572
Other income (expense):
Interest expense, net	(10,251)	(9,883)	(40,409)	(34,044)
Gain (loss) on derivative instruments, net	1,228	1,240	(18,138)	(69,409)
Other income, net	216	2	416	79
Total other expense, net	(8,807)	(8,641)	(58,131)	(103,374)
Income (loss) before income taxes	150,185	117,575	622,351	258,198
Provision for (benefit from) income taxes	4,944	580	(32,653)	1,521
Net income (loss)	145,241	116,995	655,004	256,677
Net income (loss) attributable to non-controlling interest	123,535	77,530	503,331	198,738
Net income (loss) attributable to Viper Energy Partners LP	$21,706	$39,465	$151,673	$57,939

Net income (loss) attributable to common limited partner units:
Basic	$0.29	$0.50	$2.00	$0.85
Diluted	$0.29	$0.50	$2.00	$0.85
Weighted average number of common limited partner units outstanding:
Basic	73,823	78,986	75,612	68,319
Diluted	73,884	79,058	75,679	68,391

Viper Energy Partners LP
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Cash flows from operating activities:
Net income (loss)	$145,241	$116,995	$655,004	$256,677
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for (benefit from) deferred income taxes	—	—	(49,656)	—
Depletion	31,238	28,757	121,071	102,987
(Gain) loss on derivative instruments, net	(1,228)	(1,240)	18,138	69,409
Net cash receipts (payments) on derivatives	(4,027)	(31,397)	(31,319)	(92,585)
Other	698	1,378	5,070	4,710
Changes in operating assets and liabilities:
Royalty income receivable	12,558	(21,435)	(13,089)	(36,358)
Royalty income receivable—related party	4,007	19,878	(4,116)	(146)
Accounts payable and accrued liabilities	(3,461)	(5,158)	151	2,744
Accounts payable—related party	306	—	306	—
Other	1,223	(336)	(1,764)	(324)
Net cash provided by (used in) operating activities	186,555	107,442	699,796	307,114
Cash flows from investing activities:
Acquisitions of oil and natural gas interests	(24,597)	(274,448)	(62,931)	(281,176)
Proceeds from sale of oil and natural gas interests	53,757	—	111,702	—
Other	(1,200)	—	(1,200)	—
Net cash provided by (used in) investing activities	27,960	(274,448)	47,571	(281,176)
Cash flows from financing activities:
Proceeds from borrowings under credit facility	43,000	243,000	272,000	330,000
Repayment on credit facility	(136,000)	(31,000)	(424,000)	(110,000)
Repayment of senior notes	—	—	(48,963)	—
Repurchased units as part of unit buyback	(31,661)	(12,437)	(150,593)	(45,999)
Distributions to public	(35,718)	(29,840)	(182,835)	(75,942)
Distributions to Diamondback	(47,553)	(34,772)	(234,103)	(100,685)
Other	(20)	(37)	(142)	(2,985)
Net cash provided by (used in) financing activities	(207,952)	134,914	(768,636)	(5,611)
Net increase (decrease) in cash and cash equivalents	6,563	(32,092)	(21,269)	20,327
Cash, cash equivalents and restricted cash at beginning of period	11,616	71,540	39,448	19,121
Cash, cash equivalents and restricted cash at end of period	$18,179	$39,448	$18,179	$39,448

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Production Data:
Oil (MBbls)	1,838	1,690	7,097	6,068
Natural gas (MMcf)	4,155	3,844	15,868	13,672
Natural gas liquids (MBbls)	683	554	2,540	1,913
Combined volumes (MBOE)(1)	3,214	2,885	12,282	10,260

Average daily oil volumes (BO/d)	19,978	18,370	19,444	16,625
Average daily combined volumes (BOE/d)	34,935	31,359	33,649	28,110

Average sales prices:
Oil ($/Bbl)	$83.30	$74.00	$94.02	$65.51
Natural gas ($/Mcf)	$3.74	$4.82	$5.24	$3.60
Natural gas liquids ($/Bbl)	$25.65	$36.65	$34.47	$28.66
Combined ($/BOE)(2)	$57.92	$56.82	$68.23	$48.88

Oil, hedged ($/Bbl)(3)	$82.71	$55.42	$92.85	$50.25
Natural gas, hedged ($/Mcf)(3)	$3.03	$4.82	$4.20	$3.60
Natural gas liquids ($/Bbl)(3)	$25.65	$36.65	$34.47	$28.66
Combined price, hedged ($/BOE)(3)	$56.66	$45.94	$66.21	$39.86

Average Costs ($/BOE):
Production and ad valorem taxes	$3.37	$3.17	$4.59	$3.17
General and administrative - cash component(4)	0.70	0.48	0.59	0.65
Total operating expense - cash	$4.07	$3.65	$5.18	$3.82

General and administrative - non-cash unit compensation expense	$0.10	$0.10	$0.11	$0.11
Interest expense, net	$3.19	$3.43	$3.29	$3.32
Depletion	$9.72	$9.97	$9.86	$10.04
(1)Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)Realized price net of all deducts for gathering, transportation and processing.
(3)Hedged prices reflect the impact of cash settlements of our matured commodity derivative transactions on our average sales prices.
(4)Excludes non-cash unit-based compensation expense for the respective periods presented.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income (loss) attributable to Viper Energy Partners LP plus net income (loss) attributable to non-controlling interest (“net income (loss)”) before interest expense, net, non-cash unit-based compensation expense, depletion expense, non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt and provision for (benefit from) income taxes, if any. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA is useful because it allows them to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income, royalty income, cash flow from operating activities or any other measure of financial performance or liquidity presented as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA.
Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for income taxes payable, debt service, contractual obligations, fixed charges and reserves for future operating or capital needs that the Board may deem appropriate, lease bonus income, distribution equivalent rights payments and preferred distributions, if any. Management believes cash available for distribution is useful because it allows them to more effectively evaluate Viper’s operating performance excluding the impact of non-cash financial items and short-term changes in working capital. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts. Viper further defines cash available for variable distribution as 75 percent of cash available for distribution less base distributions declared and repurchased units as part of unit buyback for the applicable quarter.

The following tables present a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP financial measures of Adjusted EBITDA, cash available for distribution and cash available for variable distribution:

Viper Energy Partners LP
(unaudited, in thousands, except per unit data)

	Three Months Ended December 31, 2022	Year Ended December 31, 2022
Net income (loss) attributable to Viper Energy Partners LP	$21,706	$151,673
Net income (loss) attributable to non-controlling interest	123,535	503,331
Net income (loss)	145,241	655,004
Interest expense, net	10,251	40,409
Non-cash unit-based compensation expense	323	1,304
Depletion	31,238	121,071
Non-cash (gain) loss on derivative instruments	(5,255)	(13,181)
(Gain) loss on extinguishment of debt	—	73
Provision for (benefit from) income taxes	4,944	(32,653)
Consolidated Adjusted EBITDA	186,742	772,027
Less: Adjusted EBITDA attributable to non-controlling interest(1)	103,045	421,514
Adjusted EBITDA attributable to Viper Energy Partners LP	$83,697	$350,513

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Income taxes payable for the current period	$(4,944)	$(17,003)
Debt service, contractual obligations, fixed charges and reserves	(4,426)	(16,691)
Lease bonus income(2)	(7,818)	(8,491)
Distribution equivalent rights payments	(56)	(365)
Preferred distributions	(45)	(180)
Cash available for distribution to Viper Energy Partners LP unitholders	$66,408	$307,783

	Three Months Ended December 31, 2022
	Amounts	Amounts Per Common Unit
Reconciliation to cash available for variable distribution:
Cash available for distribution to Viper Energy Partners LP unitholders	$66,408	$0.91

75% Committed Return of Capital	$49,806	$0.68
Less:
Base distribution	18,308	0.25
Repurchased units as part of unit buyback(2)	14,143	0.19
Cash available for variable distribution	$17,355	$0.24

Total approved base and variable distribution per unit		$0.49

Common limited partner units outstanding		73,230
(1) Does not take into account special income allocation consideration.
(2) Reflects amounts attributable to the common unitholders’ ownership interest in Viper Energy Partners LP.

The following table presents a reconciliation of the GAAP financial measure of income (loss) before income taxes to the non-GAAP financial measure of pre-tax income attributable to Viper Energy Partners LP. Management believes this measure is useful to investors given it provides the basis for income taxes payable by Viper Energy Partners LP, which is an adjustment to reconcile Adjusted EBITDA to cash available for distribution to Viper Energy Partners LP unitholders.

Viper Energy Partners LP
Pre-tax income attributable to Viper Energy Partners LP
(unaudited, in thousands)

Three Months Ended
December 31, 2022
Income (loss) before income taxes	$150,185
Less: Net income (loss) attributable to non-controlling interest	123,535
Pre-tax income attributable to Viper Energy Partners LP	$26,650

Income taxes payable for the current period	$4,944
Effective cash tax rate attributable to Viper Energy Partners LP	18.6%

Adjusted net income (loss) is a non-GAAP financial measure equal to net income (loss) attributable to Viper Energy Partners, LP plus net income (loss) attributable to non-controlling interest adjusted for non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt, if any, and related income tax adjustments. The Company’s computation of adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts. Management believes adjusted net income helps investors in the oil and natural gas industry to measure and compare the Company’s performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.

The following table presents a reconciliation of the GAAP financial measure of net income (loss) attributable to Viper Energy Partners LP to the non-GAAP financial measure of adjusted net income (loss):

Viper Energy Partners LP
Adjusted Net Income (Loss)
(unaudited, in thousands, except per unit data)

	Three Months Ended December 31, 2022
	Amounts	Amounts Per Diluted Unit
Net income (loss) attributable to Viper Energy Partners LP(a)	$21,706	$0.29
Net income (loss) attributable to non-controlling interest	123,535	1.67
Net income (loss)(a)	145,241	1.96
Non-cash (gain) loss on derivative instruments, net	(5,255)	(0.07)
Adjusted income excluding above items(a)	139,986	1.89
Income tax adjustment for above items	173	—
Adjusted net income (loss)(a)	140,159	1.89
Less: Adjusted net income (loss) attributed to non-controlling interests	119,212	1.61
Adjusted net income (loss) attributable to Viper Energy Partners LP(a)	$20,947	$0.28

Weighted average common units outstanding:
Basic		73,823
Diluted		73,884
(a) The Partnership’s earnings (loss) per diluted unit amount has been computed using the two-class method in accordance with GAAP. The two-class method is an earnings allocation which reflects the respective ownership among holders of common units and participating securities. Diluted earnings per share using the two-class method is calculated as (i) net income attributable to Viper Energy Partners LP, (ii) plus the reallocation of $0.1 million in earnings attributable to participating securities, divided by (iii) diluted weighted average common shares outstanding.

RECONCILIATION OF LONG-TERM DEBT TO NET DEBT

The Company defines net debt as debt (excluding debt issuance costs, discounts and premiums) less cash and cash equivalents. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company's outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. The Company believes this metric is useful to analysts and investors in determining the Company's leverage position because the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt.

	December 31, 2022	Net Q4 Principal Borrowings/(Repayments)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
	(in thousands)
Total long-term debt(1)	$582,350	$(93,000)	$675,350	$680,350	$727,938	$783,938
Cash and cash equivalents	(18,179)		(11,616)	(4,312)	(33,066)	(39,448)
Net debt	$564,171		$663,734	$676,038	$694,872	$744,490
(1) Excludes debt issuance costs, discounts & premiums.

PV-10

PV-10 is the Company’s estimate of the present value of the future net revenues from proved oil and natural gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their “present value.” The Company believes PV-10 to be an important measure for evaluating the relative significance of its oil and natural gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and investors in evaluating oil and natural gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, the Company believes the use of a pre-tax measure is valuable for evaluating the Company. The Company believes that PV-10 is a financial measure routinely used and calculated similarly by other companies in the oil and natural gas industry.

The following table reconciles the Company’s standardized measure of discounted future net cash flows, a GAAP financial measure to PV-10, a non-GAAP financial measure. PV-10 should not be considered as an alternative to the standardized measure as computed under GAAP.

(in thousands)	December 31, 2022
Standardized measure of discounted future net cash flows after taxes	$3,454,096
Add: Present value of future income tax discounted at 10%	647,757
PV-10	$4,101,853

Derivatives

As of the filing date, the Company had the following outstanding derivative contracts. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Crude Oil (Bbls/day, $/Bbl)
	Q1 2023	Q2 2023	Q3 2023	Q4 2023	FY 2024
Deferred Premium Puts - WTI (Cushing)	12,000	12,000	6,000	—	—
Strike	$54.50	$55.00	$55.00	$—	$—
Premium	$(1.82)	$(1.82)	$(1.88)	$—	$—

	Crude Oil (Bbls/day, $/Bbl)
	Q1 2023	Q2 2023	Q3 2023	Q4 2023	FY 2024
Midland-Cushing Basis Swabs	4,000	4,000	4,000	4,000	—
Swap Price	$1.05	$1.05	$1.05	$1.05	$—

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q1 2023	Q2 2023	Q3 2023	Q4 2023	FY 2024
Natural Gas Basis Swaps - Waha Hub	30,000	30,000	30,000	30,000	30,000
Swap Price	$(1.33)	$(1.33)	$(1.33)	$(1.33)	$(1.20)

Investor Contact:

Austen Gilfillian
+1 432.221.7420
agilfillian@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.